EXHIBIT 99.9

         [letterhead of Department of Forestry and Fire Protection]


                                  March 1, 1999

Mr. John Campbell
President and CEO
The Pacific Lumber Company
125 Main Street
Scotia, California 95565

Dear Mr. Campbell:

As you know, State law declares that a Sustained Yield Plan (SYP) must contain an estimate of the long-term yield of the ownership stated in terms of board feet per year or some measurement consistent with products chosen by the owner, and a description of how the estimate was reached.

The SYP must satisfy requirements for maximum sustained production consistent with the interim mitigations required by the federal Habitat Conservation Plan
(HCP) and Environmental Impact Statement/Environmental
Impact Report (EIS/EIR).

Based upon analysis of the revised draft of SYP No. 96-002 submitted by The Pacific Lumber Company (PALCO) in July of 1998 in combination with provisions of the HCP, EIS/EIR, supplemental information received from PALCO on February 16, 1999, responses from PALCO to watershed questions received on February 23, 1999, and with additional information provided by the National Marine Fisheries Service (NMFS), the U.S. Fish and Wildlife Service (FWS) and the California Department of Fish and Game (CDFG) (the Wildlife Agencies), the California Department of Forestry and Fire Protection (CDF) finds the Sustained Yield Plan
(SYP) Alternative 25 covering lands owned by Pacific Lumber Company and/or its subsidiaries to be in conformance with Forest Practice Rules (FPRs), as described in 14 CCR, Section 1091.10 subject to the conditions described below. We also find that the requirements for maximum sustained production are satisfied.

PALCO has submitted the required watershed, fisheries and wildlife assessments. These assessments form the basis for CDF's determination of conformance and for identifying significant impacts relative to the sensitivity and potential risks to watershed and wildlife resources from proposed timber operations in the included assessment areas. The SYP and associated EIS/EIR identify potentially significant adverse impacts and feasible measures necessary to mitigate or avoid such impacts as described in the attached CEQA Findings and are consistent with 14 CCR 897(b). Compliance with those mitigation measures is an express condition of the approval of this SYP.

We also find that the SYP at the levels of harvest described in Alternative 25 is within the scope of the EIS/EIR certified for the project on February 25, 1999 and that no recirculation or supplemental EIR is required for this approval.

                                   Sincerely,



                                   /S/ RICHARD A. WILSON
                                       Richard A. Wilson
                                       Director


cc:  Deputy Director, Resources Management
     Coast-Cascade Region Chief
     Coast Area Chief
     Humboldt Ranger Unit Chief

Attachment